AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of January 24, 2008 and effective as of December 30, 2007, and is by and among LASALLE BANK NATIONAL ASSOCIATION, for itself as a lender, and as Agent (“Agent”) for the lenders (“Lenders”) from time to time party to the Second Amended and Restated Loan Agreement (as defined below) and APAC CUSTOMER SERVICES, INC., an Illinois corporation (“Borrower”).

Preliminary Statements

Agent and Borrower are party to that certain Second Amended and Restated Loan and Security Agreement dated as of January 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Amended and Restated Loan Agreement”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Second Amended and Restated Loan Agreement.

Borrower has requested, among other things, that Agent and the sole existing Lender amend the Second Amended and Restated Loan Agreement in certain respects, as specified herein, and Agent and the sole existing Lender are willing to do so on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Second Amended and Restated Loan Agreement. In reliance on the representations and warranties set forth in Section 2 below and subject to the satisfaction of the conditions set forth in Section 3 below, the Second Amended and Restated Loan Agreement is hereby amended as follows:

(a) Clause (vi) of the definition of “EBITDA” contained in Section 1 of the Second Amended and Restated Loan Agreement is hereby amended and restated as follows: “(vi) with respect to the period beginning after December 31, 2006 and ending on December 28, 2008, cash and non-cash restructuring charges incurred during such period not to exceed $2,500,000 in any Fiscal Year,”.

(b) Clause (i) of subsection 9(c) of the Second Amended and Restated Loan Agreement is hereby amended and restated as follows:

"(i) no later than thirty (30) days after each fiscal month (excluding any fiscal month that ends a fiscal quarter), copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the Chief Financial Officer of Borrower, in each case subject to year-end adjustments and the absence of footnotes, together with a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement which are to be complied with as of the last day of the applicable period covered by the applicable financial statements,”

(c) Section 14 of the Second Amended and Restated Loan Agreement is hereby amended and restated in its entirety, as follows:

14. FINANCIAL COVENANTS.

Until payment and satisfaction in full of all Liabilities and the termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s financial covenants hereunder in any specific instance, Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a) Maximum Restructuring Cash Disbursements.

Borrower shall not make cash disbursements in respect of restructuring charges accrued on or after July 1, 2005 (including, as applicable and without limitation, with respect to the Restructuring Plan) in excess of (i) $4,500,000 in the aggregate for the Fiscal Year ending on or about December 31, 2007 and (ii) the sum of (x) $1,500,000 plus (y) an amount, not to exceed $1,000,000, equal to $4,500,000 minus the amount of cash disbursements actually made in respect of such restructuring charges for the Fiscal Year ending on or about December 31, 2007, in the aggregate for the Fiscal Year ending on or about December 31, 2008.

(b) Fixed Charge Coverage.

Subject to adjustment pursuant to Section 14(e) below, Borrower shall not permit the ratio of its EBITDA to Fixed Charges for any period set forth below to be less than the amount set forth below for such period:

Period	Amount
Twelve consecutive fiscal months ending on or about December 31, 2007	1.10 to 1.0
Twelve consecutive fiscal months ending on or about January 31, 2008	1.10 to 1.0
Twelve consecutive fiscal months ending on or about February 29, 2008	1.10 to 1.0
Twelve consecutive fiscal months ending on or about March 31, 2008	1.10 to 1.0
Twelve consecutive fiscal months ending on or about April 30, 2008	1.00 to 1.0
Twelve consecutive fiscal months ending on or about May 31, 2008	1.00 to 1.0
Twelve consecutive fiscal months ending on or about June 30, 2008	1.00 to 1.0
Twelve consecutive fiscal months ending on or about July 31, 2008	1.00 to 1.0
Twelve consecutive fiscal months ending on or about August 31, 2008	1.00 to 1.0
Twelve consecutive fiscal months ending on or about September 30, 2008	1.00 to 1.0
Twelve consecutive fiscal months ending on or about October 31, 2008	1.00 to 1.0
Twelve consecutive fiscal months ending on or about November 30, 2008	1.00 to 1.0
Twelve consecutive fiscal months ending on or about December 31, 2008	1.10 to 1.0
Twelve consecutive fiscal months ending on or about January 31, 2009	1.10 to 1.0
Twelve consecutive fiscal months ending on or about February 28, 2009	1.10 to 1.0
Twelve consecutive fiscal months ending on or about March 31, 2009	1.10 to 1.0
Twelve consecutive fiscal months ending on or about April 30, 2009	1.15 to 1.0
Twelve consecutive fiscal months ending on or about May 31, 2009	1.15 to 1.0
Twelve consecutive fiscal months ending on or about June 30, 2009	1.15 to 1.0
Twelve consecutive fiscal months ending on or about July 31, 2009	1.20 to 1.0
Twelve consecutive fiscal months ending on or about August 31, 2009	1.20 to 1.0
Twelve consecutive fiscal months ending on or about September 30, 2009	1.20 to 1.0
Twelve consecutive fiscal months ending on or about October 31, 2009	1.25 to 1.0
Twelve consecutive fiscal months ending on or about November 30, 2009	1.25 to 1.0
Each period of twelve consecutive fiscal months thereafter, commencing with the twelve consecutive fiscal months ending on or about December 31, 2009	1.25 to 1.0

(c) EBITDA.

Borrower shall not permit EBITDA for the specified periods below to be less than the corresponding specified amount for such period:

Period	Amount
Twelve consecutive fiscal months ending on or about December 31, 2007	$8,250,000
Twelve consecutive fiscal months ending on or about January 31, 2008	$7,900,000
Twelve consecutive fiscal months ending on or about February 29, 2008	$8,275,000
Twelve consecutive fiscal months ending on or about March 31, 2008	$8,050,000
Twelve consecutive fiscal months ending on or about April 30, 2008	$8,700,000
Twelve consecutive fiscal months ending on or about May 31, 2008	$9,500,000
Twelve consecutive fiscal months ending on or about June 30, 2008	$9,500,000
Twelve consecutive fiscal months ending on or about July 31, 2008	$9,750,000
Twelve consecutive fiscal months ending on or about August 31, 2008	$10,500,000
Twelve consecutive fiscal months ending on or about September 30, 2008	$11,475,000
Twelve consecutive fiscal months ending on or about October 31, 2008	$12,500,000
Twelve consecutive fiscal months ending on or about November 30, 2008	$13,500,000
Twelve consecutive fiscal months ending on or about December 31, 2008	$14,000,000
Twelve consecutive fiscal months ending on or about January 31, 2009	$14,250,000
Twelve consecutive fiscal months ending on or about February 28, 2009	$14,500,000
Twelve consecutive fiscal months ending on or about March 31, 2009	$14,750,000
Twelve consecutive fiscal months ending on or about April 30, 2009	$15,000,000
Twelve consecutive fiscal months ending on or about May 31, 2009	$15,250,000
Twelve consecutive fiscal months ending on or about June 30, 2009	$15,500,000
Twelve consecutive fiscal months ending on or about July 31, 2009	$15,750,000
Twelve consecutive fiscal months ending on or about August 31, 2009	$16,000,000
Twelve consecutive fiscal months ending on or about September 30, 2009	$16,500,000
Twelve consecutive fiscal months ending on or about October 31, 2009	$17,000,000
Twelve consecutive fiscal months ending on or about November 30, 2009	$17,500,000
Each period of twelve consecutive fiscal months thereafter, commencing with the twelve consecutive fiscal months ending on or about December 31, 2009	$18,000,000

(d) Leverage.

Borrower shall not permit the ratio of its aggregate indebtedness for borrowed money (including capitalized leases) as of the last day of each fiscal month ending on or about each date set forth below, to EBITDA for the period of twelve (12) consecutive fiscal months ending on the last date of such fiscal month, to exceed the ratio set forth below for the fiscal month ending on or about the corresponding date set forth below:

On or about the following dates	Ratio
December 31, 2007	3.75 to 1.0
January 31, 2008	4.25 to 1.0
February 29, 2008	4.05 to 1.0
March 31, 2008	3.75 to 1.0
April 30, 2008	3.75 to 1.0
May 31, 2008	3.50 to 1.0
June 30, 2008	3.50 to 1.0
July 31, 2008	3.50 to 1.0
August 31, 2008	3.25 to 1.0
September 30, 2008	2.75 to 1.0
October 31, 2008	2.75 to 1.0
November 30, 2008	2.50 to 1.0
December 31, 2008 and the last day of each month thereafter	2.50 to 1.0

(e) Capital Expenditures.

Borrower shall not permit the aggregate amount of all Capital Expenditures made by Borrower and its Subsidiaries to exceed (i) $4,000,000 during the first two fiscal quarters of any Fiscal Year and (ii) $7,000,000 in any Fiscal Year; provided that, commencing with the period of twelve consecutive fiscal months ending on or about June 30, 2008, and continuing thereafter as of the last day of each fiscal month for the twelve consecutive fiscal months then ending, if the ratio of its EBITDA to Fixed Charges for any period of calculation specified in Section 14(b) exceeds 1.10 to 1.0 (as evidenced in the compliance certificate delivered with respect to the last month of such period), the amount of Capital Expenditures permitted to be made by Borrower and its Subsidiaries pursuant to this clause (ii) for such Fiscal Year shall, at the request of Borrower, be increased by an amount equal to the product of such excess times EBITDA for such calculation period. For the avoidance of doubt and as an example only, should Borrower achieve a ratio of EBITDA to Fixed Charges of 1.15 to 1.00 for the period of twelve consecutive fiscal months ending on or about June 30, 2008 with EBITDA for the immediately preceding 12 fiscal month period equal to $10,000,000, Borrower may, at its request, increase the amount of Capital Expenditures permitted to be made by Borrower and its Subsidiaries pursuant to clause (ii) of this Section 14(e) for the Fiscal Year ending on or about December 31, 2008 by $500,000. Notwithstanding the foregoing adjustment provision, (i) in no event shall aggregate Capital Expenditures made by Borrower and its Subsidiaries exceed $8,250,000 in any Fiscal Year, and (ii) during any period in which Borrower elects to increase Capital Expenditures pursuant to this Section 14(e), Borrower shall not permit the ratio of its EBITDA to Fixed Charges for any applicable calculation period to be less than 1.10 to 1.0 notwithstanding any less restrictive provision of Section 14(b) to the contrary.

2. Representations and Warranties. To induce Agent and the sole existing Lender to execute and deliver this Amendment, Borrower hereby represents and warrants to Agent and Lenders as follows:

(a) The execution, delivery and performance by Borrower of this Amendment are within the organizational power of Borrower, have been duly authorized by all necessary action, have received all necessary governmental approval (if any shall be required), other than approvals which could not reasonably be expected to have a Material Adverse Effect on Borrower, and do not and will not contravene or conflict with any provision of law applicable to Borrower, the articles of incorporation, by-laws or any other organizational document of Borrower, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon Borrower or any property of Borrower, in each case, which contravention or conflict could reasonably be expected to have a Material Adverse Effect on Borrower;

(b) Each of the Second Amended and Restated Loan Agreement, as amended by this Amendment, and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency or other laws related to enforcement of creditor’s rights generally and general principles of equity related to enforcement;

(c) After giving effect to the amendments set forth herein, no Event of Default or event or condition which upon notice, lapse of time or both would constitute an Event of Default has occurred and is continuing; and

(d) After giving effect to the amendments set forth herein, the representations and warranties of the Borrower contained in the Second Amended and Restated Loan Agreement and the Other Agreements are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof, except for those specific to a past date (which shall be true and correct as of such past date).

3. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the prior or concurrent consummation of each of the following conditions:

(a) Agent shall have received a fully executed copy of this Amendment, together with a master reaffirmation of the Other Agreements executed by the Obligors (other than Borrower) in form and content acceptable to Agent;

(b) Agent shall have received a fully executed copy of an amendment to the Second Lien Loan Agreement substantially in the form of Exhibit A hereto;

(c) All proceedings taken in connection with this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel such acceptance to be evidenced by Agent’s execution hereof; and

(d) no Default or Event of Default shall have occurred and be continuing or shall be caused by the transactions contemplated by this Amendment.

4. Covenant. Without limitation of any of the provisions of the Second Amended and Restated Loan Agreement and the Other Agreements, Borrower hereby covenants and agrees to provide Agent and each Lender with selected internal management reports prepared by Borrower regarding weekly revenue and bill-to-pay and monthly reports regarding operating performance in the form previously provided by Borrower to Agent. These reports shall be delivered at the same time as such reports are provided to Borrower’s internal management team. In addition, Borrower hereby covenants and agrees to make members of Borrower’s financial management team available for bi-weekly conference calls with Agent to discuss the contents of such internal management reports and such other matters concerning Borrower’s current operating results and future prospects as shall be reasonably requested from time to time by Agent. Notwithstanding the foregoing, Borrower’s obligations under this Section 4 shall cease to be effective from and following such time that EBITDA of Borrower equals or exceeds $15,000,000 for any period of four (4) consecutive fiscal quarters ending on the last day of any fiscal quarter of Borrower following the date hereof.

5. Fee. Borrower hereby covenants and agrees to pay to Agent, within two (2) Business Days of the date hereof, a fee in respect of the transactions contemplated hereby in the amount of $75,000.

6. Miscellaneous.

(a) No Novation. This Amendment is not intended to nor shall be construed to create a novation or accord and satisfaction with respect to any of the Liabilities.

(b) Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(c) Ratification. Except as expressly waived and modified hereby, the Second Amended and Restated Loan Agreement and the Other Agreements each hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the respective terms thereof. Agent and Lenders willingness to agree to the amendments herein shall not be deemed to indicate or require Agent’s or Lenders’ willingness to agree to any deviation from the terms of the Second Amended and Restated Loan Agreement (as modified hereby) in the future.

(d) Counterparts. This Amendment may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) Choice of Law. This Amendment shall be governed and controlled by the laws of the State of Illinois as to interpretation, enforcement, validity, construction, effect and in all other respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

LASALLE BANK NATIONAL ASSOCIATION, as Agent and the sole existing Lender By /s/ Andrew Heinz

Its First Vice President

APAC CUSTOMER SERVICES, INC.,
as Borrower
By /s/ George H. Hepburn
Its Senior Vice President and Chief Financial Officer

EXHIBIT A